Exhibit 5.1

2001 ROSS AVENUE	AUSTIN	LONDON
DALLAS, TEXAS	BEIJING	MOSCOW
75201-2980	BRUSSELS	NEW YORK
	DALLAS	PALO ALTO
TEL +1 214.953.6500	DUBAI	RIO DE JANEIRO
FAX +1 214.953.6503	HONG KONG	RIYADH
BakerBotts.com	HOUSTON	WASHINGTON

June 11, 2015

Matador Resources Company

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Ladies and Gentlemen:

We have acted as counsel to Matador Resources Company, a Texas corporation (the “Company”), with respect to certain legal matters in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 4,700,000 additional shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to the Matador Resources Company Amended and Restated 2012 Long-Term Incentive Plan (as amended to date, the “Plan”). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

As the basis for the opinion hereinafter expressed, we examined (i) the Amended and Restated Certificate of Formation of the Company, dated as of February 3, 2012, as amended to date and the Amended and Restated Bylaws of the Company, effective as of February 7, 2012, as amended to date, (ii) the Plan, (iii) the Texas Business Organizations Code, (iv) originals, or copies certified or otherwise identified, of corporate records of the Company, (v) certificates of the Company and of public officials and (vi) other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that, when issued and delivered from time to time in accordance with the provisions of the Plan and otherwise in accordance with the terms and conditions of an award granted pursuant to the Plan, and, in the case of stock options, the exercise thereof and payment for such Common Stock as provided therein, the Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the federal laws of the United States of America and the laws of the state of Texas, each as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.